EXHIBIT 99.1

HSN, Inc. Reports Third Quarter 2012 Results

Highlights:

  Net sales increased 7% with digital sales up 16%
  Adjusted EBITDA grew 11%
  Adjusted EPS increased 32% to $0.66
  Quarterly dividend increased 44% to $0.18 per share
  Repurchased $42 million of stock

ST. PETERSBURG, Fla., Oct. 31, 2012 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the third quarter ended September 30, 2012 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q3 2012	Q3 2011	Change

Net Sales	$ 778.8	$ 727.1	7%
Non-GAAP:
Adjusted EBITDA	$ 71.8	$ 64.8	11%
Adjusted EPS	$ 0.66	$ 0.50	32%
GAAP:
Operating Income (b)	$ 49.3	$ 49.2	0%
Income from continuing operations (b)(c)	$ 17.6	$ 25.6	(31%)
Diluted EPS from continuing operations (b)(c)	$ 0.31	$ 0.42	(26%)

HSNi:
Average price point	$ 60.53	$ 63.58	(5%)
Units shipped (millions)	14.9	13.2	13%
Gross profit margin	36.7%	36.0%	70 bps
Return rate	18.5%	18.8%	30 bps
Digital sales penetration	44.2%	40.9%	330 bps

(a) HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Q3 2012 results include a sales tax settlement of $7.8 million, or $4.8 million net of taxes, or $0.08 per diluted share.
(c) Q3 2012 results include costs associated with the redemption of Senior Notes of $18.3 million, or $11.4 million net of taxes, or $0.20 per diluted share.

 See reconciliation of Non-GAAP to GAAP measures in Table 4.

Third Quarter 2012 Results vs Third Quarter 2011 Results

  HSNi's net sales grew 7% over the prior year to $778.8 million. HSN's net sales increased 5% to $537.4 million, including 10% growth in digital sales. Cornerstone's net sales increased 13% to $241.4 million, including 22% growth in digital sales.

  HSNi's Adjusted EBITDA increased 11% to $71.8 million. This result was driven by a 7% increase in net sales and a 70 basis point increase in gross profit margin, partially offset by a 9% increase in operating expenses (excluding non-cash charges and a $7.8 million sales tax settlement). Operating income was $49.3 million which was consistent with the prior year.

  Adjusted EPS increased 32% to $0.66 compared to $0.50 in the prior year. GAAP diluted EPS from continuing operations decreased 26% to $0.31 compared to $0.42 in the prior year. Included in the current GAAP income from continuing operations are costs associated with the redemption of Senior Notes of $11.4 million, net of taxes, or $0.20 per diluted share, and a sales tax settlement charge of $4.8 million, net of taxes, or $0.08 per diluted share.

  During the third quarter, HSNi repurchased 0.9 million shares of its common stock at a cost of $41.7 million, or an average cost of $46.33 per share. From inception of the share repurchase program through October 30, 2012, HSNi repurchased a total of 6.2 million shares at a cost of $243.8 million, or an average cost of $39.58 per share.

"Our strong financial performance during the quarter demonstrates the sustained effectiveness of our overall strategy of creating immersive experiences, offering differentiated products and leveraging technology to build relationships, not just transactions," said Mindy Grossman, CEO of HSN, Inc. "This approach enabled HSNi to achieve 7% sales growth and 32% growth in Adjusted EPS. In addition, we continued to return value to shareholders by increasing our cash dividend and through our share repurchase program."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
Net Sales
HSN	$ 537.4	$ 513.0	5%	$ 1,581.3	$ 1,521.2	4%
Cornerstone	241.4	214.1	13%	702.6	626.2	12%
Total HSNi	$ 778.8	$ 727.1	7%	$ 2,283.9	$ 2,147.4	6%

Gross Profit
HSN	$ 191.8	$ 178.5	7%	$ 561.9	$ 529.4	6%
Cornerstone	93.7	83.2	13%	284.0	249.2	14%
Total HSNi	$ 285.5	$ 261.7	9%	$ 845.9	$ 778.6	9%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 56.8	$ 51.8	10%	$ 166.8	$ 155.6	7%
Cornerstone	15.0	13.0	15%	50.8	44.2	15%
Total HSNi	$ 71.8	$ 64.8	11%	$ 217.6	$ 199.8	9%

Operating Income
HSN	$ 47.0	$ 41.4	14%	$ 137.8	$ 122.9	12%
Cornerstone (a)	2.3	7.9	(70%)	28.2	29.9	(6%)
Total HSNi	$ 49.3	$ 49.2	0%	$ 165.9	$ 152.8	9%

(a) Q3 2012 results include a sales tax settlement of $7.8 million.

See reconciliation of non-GAAP to GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011	Change	2012	2011	Change
HSN:
Average price point	$ 58.74	$ 60.95	(4%)	$ 60.17	$ 62.44	(4%)
Units shipped (millions)	11.0	10.1	9%	31.4	29.3	7%
Gross profit margin	35.7%	34.8%	90 bps	35.5%	34.8%	70 bps
Return rate	20.5%	20.3%	(20 bps)	19.9%	20.2%	30 bps
Digital sales penetration	34.6%	32.8	180 bps	34.4%	32.9%	150 bps
Cornerstone:
Average price point	$ 65.52	$ 71.78	(9%)	$ 72.39	$ 71.44	1%
Units shipped (millions)	3.8	3.1	23%	10.1	9.1	10%
Gross profit margin	38.8%	38.9%	(10 bps)	40.4%	39.8%	60 bps
Return rate	13.6%	14.8%	120 bps	13.7%	14.9%	120 bps
Digital sales penetration	65.5%	60.3%	520 bps	63.6%	59.6%	400 bps
Catalog circulation (millions)	77.6	67.9	14%	223.4	196.1	14%

HSN Segment Results for the Third Quarter 2012

HSN's net sales were $537.4 million, an increase of 5% from the prior year. Digital sales grew 10% with penetration increasing 180 basis points to 34.6%. Strong sales growth primarily in home design, household, culinary and beauty were offset by the expected sales decline in electronics.  Shipping and handling revenue decreased 6% primarily due to an increase in shipping and handling promotions. The average price point decreased 4% and the units shipped increased 9% primarily due to changes in product mix.

Gross profit increased 7% to $191.8 million. Gross profit margin improved 90 basis points to 35.7% from 34.8%. The margin was positively impacted by the product mix shift and lower transaction costs, partially offset by an increase in shipping and handling promotions.

Adjusted EBITDA increased 10% to $56.8 million compared to $51.8 million in the prior year.  The increase was due to the growth in net sales and improvement in gross margin, offset by a 6.5% increase in operating expenses (excluding non-cash charges) primarily from digital and brand marketing, technology investments and employee-related costs, including the sales and service center. Operating income increased 14% to $47.0 million compared to $41.4 million in the prior year.

Cornerstone Segment Results for the Third Quarter 2012

Net sales for Cornerstone increased 13% to $241.4 million compared to the prior year due to the addition of Chasing Fireflies to the portfolio and sales growth in the home brands. Digital sales grew 22% with penetration increasing 520 basis points to 65.5%. The return rate decreased 120 basis points to 13.6% from 14.8% primarily due to changes in product mix.

Gross profit increased 13% to $93.7 million. Gross profit margin decreased 10 basis points to 38.8% from 38.9% in the prior year. The margin decline was driven by an increase in promotional activity, offset by lower return rates and lower inventory reserves.

Adjusted EBITDA, which excludes a $7.8 million sales tax settlement, increased 15% to $15.0 million. The increase was primarily due to the addition of Chasing Fireflies. Operating income was $2.3 million compared to $7.9 million in the prior year.  The reduction in operating income was due to the $7.8 million sales tax settlement.

Liquidity and Capital Resources

As of September 30, 2012, HSNi had cash and cash equivalents of $129.9 million compared to $381.8 million at December 31, 2011 and $340.1 million at September 30, 2011. Net cash provided by operating activities in the nine months ended September 30, 2012 was $5.1 million compared to $13.9 million in the prior year.

Effective October 31, 2012, HSNi's board of directors approved a quarterly cash dividend of $0.18 per share payable December 19, 2012 to shareholders of record as of December 5, 2012. This dividend represents a 44% increase in the prior dividend of $0.125 per share and demonstrates HSNi's continued confidence in its long-term growth potential. HSNi initiated its cash dividend in September 2011 as part of a balanced and disciplined approach to return value to shareholders, while preserving liquidity and flexibility to invest in the business.

During the third quarter, HSNi repurchased 0.9 million shares of its common stock at a cost of $41.7 million, or an average cost of $46.33 per share, pursuant to its share repurchase program for 10 million shares authorized in September 2011. From inception of the share repurchase program through October 30, 2012, HSNi repurchased a total of 6.2 million shares at a cost of $243.8 million, or an average cost of $39.58 per share.

During the third quarter, HSNi fully redeemed its $240 million 11.25% Senior Notes due in 2016 at a price of 105.625% of the principal amount plus accrued and unpaid interest to the redemption date.  HSNi funded the redemption through the use of its $250 million delayed draw term loan and cash on hand. HSNi recorded in the third quarter approximately $18.3 million of expenses, or $11.4 million net of taxes, associated with the redemption of the Senior Notes. These charges resulted from the redemption premium of $13.5 million and $4.8 million related to the write-off of unamortized issuance costs and original issue discount.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to: the influence of the macroeconomic environment and its impact on consumer confidence and spending levels; changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or digital sales growth; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; changes in product delivery costs, particularly if we are unable to offset them; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; any technological or regulatory developments that could negatively impact the way we do business, including regulations regarding state and local sales and use taxes; HSNi's business prospects and strategy, including whether HSNi's initiatives and investments will be effective; risks associated with possible systems failures and/or security breaches, including any breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information, or the failure to comply with various laws applicable to HSNi in the event of such a breach; and the loss of any key member of our senior management team.  More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on October 31, 2012 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until November 14, 2012 by dialing 800-585-8367 or 404-537-3406, plus the pass code 38334674 and will also be hosted on the company's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multichannel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multichannel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 96 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked digital sales site that offers a differentiated digital experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Chasing Fireflies®, Frontgate®, Garnet Hill®, Grandin Road®, Improvements® and TravelSmith®. Cornerstone distributes more than 300 million catalogs annually, operates eight separate digital sales sites and operates 11 retail and outlet stores.

The HSN, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8695

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$ 778,769	$ 727,110	$ 2,283,864	$ 2,147,387
Cost of sales	493,253	465,388	1,437,986	1,368,814
Gross profit	285,516	261,722	845,878	778,573
Operating expenses:
Selling and marketing	163,169	150,141	481,351	443,371
General and administrative	63,341	53,890	170,364	155,937
Depreciation and amortization	9,694	8,443	28,250	26,451
Total operating expenses	236,204	212,474	679,965	625,759
Operating income	49,312	49,248	165,913	152,814
Other income (expense):
Interest expense, net	(3,679)	(7,848)	(18,545)	(23,468)
Loss on debt extinguishment	(18,309)	--	(18,627)	--
Total other expense, net	(21,988)	(7,848)	(37,172)	(23,468)
Income from continuing operations before income taxes	27,324	41,400	128,741	129,346
Income tax provision	(9,766)	(15,772)	(48,284)	(49,861)
Income from continuing operations	17,558	25,628	80,457	79,485
Income (loss) from discontinued operations, net of tax	128	(1,324)	(5,854)	(2,934)
Net income	$ 17,686	$ 24,304	$ 74,603	$ 76,551

Income from continuing operations per share
Basic	$ 0.32	$ 0.44	$ 1.41	$ 1.36
Diluted	$ 0.31	$ 0.42	$ 1.37	$ 1.31

Net income per share
Basic	$ 0.32	$ 0.41	$ 1.31	$ 1.31
Diluted	$ 0.31	$ 0.40	$ 1.27	$ 1.26

Shares used in computing earnings per share
Basic	55,476	58,854	56,913	58,574
Diluted	57,085	60,813	58,524	60,646

Dividends declared per common share	$ 0.125	$ --	$ 0.375	$ --

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

	September 30, 2012	December 31, 2011	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 129,938	$ 381,808	$ 340,093
Accounts receivable, net	178,144	222,583	153,198
Inventories	391,316	296,460	347,801
Deferred income taxes	22,640	24,302	22,801
Prepaid expenses and other current assets	54,022	44,966	53,405
Total current assets	776,060	970,119	917,298
Property and equipment, net	159,026	158,434	154,658
Intangible assets, net	267,466	258,048	260,248
Goodwill	9,858	--	--
Other non-current assets	6,753	8,372	9,397
TOTAL ASSETS	$ 1,219,163	$ 1,394,973	$ 1,341,601
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 233,904	$ 270,227	$ 205,923
Current maturities of long-term debt	6,250	--	69,841
Accrued expenses and other current liabilities	170,951	193,991	165,503
Total current liabilities	411,105	464,218	441,267
Long-term debt, net of current maturities	243,750	239,111	239,062
Deferred income taxes	76,051	78,131	75,259
Other long-term liabilities	15,716	23,816	20,759
Total liabilities	746,622	805,276	776,347

Total shareholders' equity	472,541	589,697	565,254
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,219,163	$ 1,394,973	$ 1,341,601

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Nine Months Ended September 30,
	2012	2011

Cash flows from operating activities attributable to continuing operations:
Net income	$ 74,603	$ 76,551
Loss from discontinued operations, net of tax	(5,854)	(2,934)
Income from continuing operations	80,457	79,485
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization	28,250	26,451
Stock-based compensation expense	15,278	19,392
Loss on debt extinguishment	18,627	--
Amortization of debt issuance costs	1,491	1,927
Deferred income taxes	(418)	1,056
Bad debt expense	16,547	14,632
Excess tax benefits from stock-based awards	(16,162)	(6,067)
Other	491	2,002
Changes in current assets and liabilities:
Accounts receivable	27,182	28,417
Inventories	(96,497)	(47,627)
Prepaid expenses and other assets	(10,819)	(11,169)
Accounts payable, accrued expenses and other liabilities	(59,322)	(94,618)
Net cash provided by operating activities attributable to continuing operations	5,105	13,881
Cash flows from investing activities attibutable to continuing operations:
Capital expenditures	(28,230)	(27,580)
Acquisition of business, net of cash received	(22,875)	--
Proceeds from sale of discontinued operations	6,580	--
Net cash used in investing activities attributable to continuing operations	(44,525)	(27,580)
Cash flows from financing activities attributable to continuing operations:
Redemption of Senior Notes	(253,500)	--
Borrowing under term loan	250,000	--
Payments of debt issuance costs	(4,607)	--
Repurchase of common stock	(184,652)	--
Cash dividends paid	(21,272)	--
Proceeds from issuance of common stock	6,357	7,565
Tax withholdings related to stock-based awards	(15,482)	(7,291)
Excess tax benefits from stock-based awards	16,162	6,067
Net cash (used in) provided by financing activities attributable to continuing operations	(206,994)	6,341
Total cash used in continuing operations	(246,414)	(7,358)
Cash flows from discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(5,294)	(6,665)
Net cash used in investing activities attributable to discontinued operations	(162)	(143)
Total cash used in discontinued operations	(5,456)	(6,808)
Net decrease in cash and cash equivalents	(251,870)	(14,166)
Cash and cash equivalents at beginning of period	381,808	354,259
Cash and cash equivalents at end of period	$ 129,938	$ 340,093

Table 4
RECONCILIATIONS OF NON-GAAP TO GAAP MEASURES
HSN, INC. RECONCILIATION OF ADJUSTED NET INCOME AND ADJUSTED EPS TO GAAP NET INCOME AND GAAP DILUTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
	Net Income	EPS	Net Income	EPS	Net Income	EPS	Net Income	EPS
Non-GAAP Adjusted	$ 37,488	$ 0.66	$ 30,114	$ 0.50	$108,003	$ 1.85	$92,440	$ 1.52
Stock-based compensation expense, net of tax	(3,054)	(0.05)	(3,779)	(0.06)	(10,058)	(0.17)	(12,003)	(0.20)
Amortization of intangible assets, net of tax	(369)	(0.01)	(58)	(0.00)	(738)	(0.01)	(233)	(0.00)
Loss on disposition of fixed assets, net of tax	(234)	(0.00)	(649)	(0.01)	(280)	(0.00)	(719)	(0.01)
Loss on debt extinguishment, net of tax	(11,434)	(0.20)	--	--	(11,631)	(0.20)	--	--
Sales tax settlement, net of tax	(4,839)	(0.08)	--	--	(4,839)	(0.08)	--	--
Loss from discontinued operations, net of tax	128	0.00	(1,324)	(0.02)	(5,854)	(0.10)	(2,934)	(0.05)
GAAP	$ 17,686	$ 0.31	$ 24,304	$ 0.40	$ 74,603	$ 1.27	$76,551	$ 1.26
GAAP diluted weighted average shares outstanding		57,085		60,813		58,524		60,646

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended September 30, 2012			Three Months Ended September 30, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 56,790	$ 14,969	$ 71,759	$ 51,803	$ 13,040	$ 64,843
Stock-based compensation expense	(2,771)	(1,857)	(4,628)	(2,792)	(3,317)	(6,109)
Depreciation and amortization	(6,665)	(3,029)	(9,694)	(6,614)	(1,829)	(8,443)
Sales tax settlement	--	(7,750)	(7,750)	--	--	--
Loss on disposition of fixed assets	(374)	(1)	(375)	(1,043)	--	(1,043)
Operating income	$ 46,980	$ 2,332	49,312	$ 41,354	$ 7,894	49,248
Total other expense, net			(21,988)			(7,848)
Income from continuing operations before income taxes			27,324			41,400
Income tax provision			(9,766)			(15,772)
Income from continuing operations			17,558			25,628
Income (loss) from discontinued operations, net of tax			128			(1,324)
Net income			$ 17,686			$ 24,304

	Nine Months Ended September 30, 2012			Nine Months Ended September 30, 2011
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 166,821	$ 50,819	$ 217,640	$ 155,624	$ 44,189	$ 199,813
Stock-based compensation expense	(8,810)	(6,468)	(15,278)	(10,750)	(8,642)	(19,392)
Depreciation and amortization	(19,839)	(8,411)	(28,250)	(20,788)	(5,663)	(26,451)
Sales tax settlement	--	(7,750)	(7,750)	--	--	--
Loss on disposition of fixed assets	(418)	(31)	(449)	(1,148)	(8)	(1,156)
Operating income	$ 137,754	$ 28,159	165,913	$ 122,938	$ 29,876	152,814
Total other expense, net			(37,172)			(23,468)
Income from continuing operations before income taxes			128,741			129,346
Income tax provision			(48,284)			(49,861)
Income from continuing operations			80,457			79,485
Loss from discontinued operations, net of tax			(5,854)			(2,934)
Net income			$ 74,603			$ 76,551

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of intangibles, (c) depreciation and gains and losses on asset dispositions, and (d) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and other significant items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) discontinued operations and (7) other significant items. Significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, thereby affecting the comparability of results.  We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses, discontinued operations and other significant items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses, discontinued operations and significant items.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT: Felise Glantz Kissell (Analysts/Investors)
         727-872-7529
         felise.kissell@hsn.net

         Gigi Ganatra Duff (Media)
         727-872-4808
         gigi.ganatraduff@hsn.net